Trimble Inc.
10368 Westmoor Drive
Westminster, CO 80021

January 29, 2024

Dear Phil:

I am pleased to extend to you this offer of employment as Senior Vice President, Chief Financial Officer, reporting to Rob Painter, Chief Executive Officer, to become effective upon the retirement of David Barnes at the end of May 2024. In your new position, your salary will be paid on a bi-weekly basis aggregating to the equivalent of $450,000.00, annualized. Your new salary level will become effective April 29, 2024.

Incentive/Bonus Plan: As Senior Vice President, Chief Financial Officer, you are eligible to participate in the Trimble OneBonus incentive bonus plan at a target of 80% of your annual base salary and a maximum bonus payout of two (2) times your target bonus. Your participation will be subject to and governed by the terms of such plan. Any payouts under the plan are payable at the sole discretion of our executive leadership team and are based on Trimble’s performance.
Promotional Grant: You will be granted the value of $1,000,000.00 USD in Restricted Stock Units (“RSUs”) in accordance with Trimble’s equity granting policy and practices. The promotion grant will have a vest commencement date of January 15, 2024. This grant will vest in equal parts over a 3-year period (1/3rds) and be subject to the standard RSU executive officer stock award agreement terms.
Equity Award: As a result of your level and position in the organization, you are eligible to potentially receive a Trimble annual equity grant. In 2024 it will be recommended to the Compensation Committee that you be granted equity awards with an aggregated value of $2,200,000.00 USD in Restricted Stock Units (“Initial RSUs”) and Performance Share Units (“PRSUs”). The equity grant period occurs typically in April of each year. All such grants are subject to the approval of Trimble's People & Compensation Committee. All equity grants are subject to the 2002 Trimble Amended and Restated Stock Plan, the standard terms and conditions of the applicable executive equity award agreements then in effect, and Trimble's practices and procedures regarding equity awards.

Executive Severance, Change of Control Severance; Age & Service Equity Vesting Program: You will be entitled to enter into the Executive Severance Agreement (see Exhibit A) and the Executive Change of Control Severance Agreement (see Exhibit B) with Trimble, under which you will receive certain severance benefits in accordance with their terms. Additionally, you will be included as a participant within Trimble’s Age & Service Equity Vesting Program and be entitled to the benefits provided by the Program.

Benefits and Paid Time off: You will continue to be eligible for your current benefit plan elections and Trimble’s Discretionary Vacation Policy, subject to the terms and conditions under those plans. In addition to your current benefit plan elections, you are eligible to participate in Trimble’s Executive Physical Program.

Employment At-Will: Your employment will be at-will, meaning that you or Trimble may terminate your employment relationship at any time, with or without cause and with or without notice. This letter is not intended as and will not be deemed to be a guarantee of employment or benefits for any period of time, but rather is an understanding as to the compensation and other benefits you will initially receive from us.

Phil, Trimble values the contributions you have made to our ongoing success. We believe that this role would provide new opportunities and challenges for you. We look forward to your future contributions and will enthusiastically receive your acceptance of this offer.
To accept this offer, please complete and sign through our electronic signature system. This offer is open for you to accept until seven (7) calendar days from the date of this letter, at which time it will be deemed to be withdrawn. As soon as we receive your acknowledgement, you will receive further information to ensure you have the correct benefits information and payroll documents completed for your new position.

Sincerely,

/s/ JAIME NIELSEN

Jaime Nielsen
Chief People Officer

Signed by:
/s/ PHILLIP SAWARYNSKI        January 29, 2024
Signature of Phillip Sawarynski            Date Accepted